Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE FOURTH QUARTER AND FULL YEAR 2011 RESULTS EXCEED EXPECTATIONS

WELLINGTON, FL, February 1, 2012 – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced fourth quarter and full year 2011 financial results.

Fourth quarter 2011 revenues, operating earnings and earnings per diluted share increased 21 percent, 33 percent and 81 percent, respectively, on a GAAP basis, as compared to the fourth quarter of 2010.  During the fourth quarters of both 2010 and 2011, the Company acquired two businesses.  In connection therewith the Company incurred acquisition, integration and transition (AIT) costs.  As a result, the Company is providing financial information herein on both a GAAP basis and on an as adjusted basis.

FOURTH QUARTER 2011 HIGHLIGHTS VERSUS FOURTH QUARTER PRIOR YEAR

•	Revenues of $654.7 million increased 20.8 percent.

•
Operating earnings of $109.1 million increased 33.4 percent and operating margin of 16.7 percent expanded by 160 basis points.  Adjusted operating earnings, which exclude AIT costs in both periods, were $114.4 million, an increase of 25.7 percent, and adjusted operating margin of 17.5 percent expanded 70 basis points.

•
Fourth quarter 2011 net earnings and earnings per diluted share were $57.3 million and $0.56 per share, respectively, increases of 83.7 percent and 80.6 percent, respectively, as compared with the fourth quarter of 2010.  Fourth quarter 2011 adjusted net earnings and adjusted earnings per diluted share, which exclude AIT costs in both periods, and debt prepayment costs in 2010, were $61.0 million and $0.60 per share, respectively, increases of 42.2 percent and 42.9 percent, respectively.

•
Boeing selected B/E Aerospace as its exclusive manufacturer of modular lavatory systems for the Boeing 737 NG family of airplanes, as well as the 737 MAX, in a program with an estimated value in excess of $800 million, exclusive of retrofit orders, which are expected to be substantial.

•
2011 bookings were approximately $2.9 billion, a record; total backlog, both booked and awarded but unbooked, expanded to approximately $7.9 billion, also a record, and increased in excess of 35 percent as compared with December 31, 2010.

•
On January 30, 2012, the Company acquired UFC Aerospace Corp. (UFC), an innovative provider of complex supply chain management and inventory logistics solutions, in a $400 million all cash transaction.

•	The Company confirmed its recently raised full-year 2012 guidance of approximately $2.75 per diluted share, representing a year-over-year increase of approximately 23 percent.

FOURTH QUARTER CONSOLIDATED RESULTS

Fourth quarter 2011 revenues of $654.7 million increased $112.9 million, or 20.8 percent, as compared with the same period of the prior year.

Fourth quarter 2011 operating earnings of $109.1 million increased 33.4 percent on the aforementioned 20.8 percent increase in revenues.  Operating margin was 16.7 percent and expanded 160 basis points as compared with the prior year period. Adjusted operating earnings were $114.4 million, an increase of 25.7 percent and adjusted operating margin of 17.5 percent expanded 70 basis points as compared to the prior year period.  Operating earnings growth and operating margin expansion were driven by the higher sales volume, improved revenue mix and ongoing operational efficiency initiatives.

Net earnings and net earnings per diluted share were $57.3 million and $0.56 per share, increases of 83.7 percent and 80.6 percent, respectively, as compared with the fourth quarter of 2010.  Fourth quarter 2011 adjusted net earnings and adjusted earnings per diluted share were $61.0 million and $0.60 per share, respectively.

Fourth quarter 2011 free cash flow of $62.4 million represents a free cash flow conversion ratio of 109 percent of net earnings.

Commenting on the Company’s 2011 performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “I am pleased to report that our 2011 results were the best in the Company’s history.  Sales, earnings, cash flow, bookings and backlog were all records.  In addition, the Company’s operating margin expanded 120 basis points to 17.1 percent (17.3 percent adjusted).  The substantial margin expansion was driven by our commercial aircraft and business jet segments which more than offset the margin drag from the consumables management segment acquisitions which we have now begun to integrate.”

Mr. Khoury continued, “In what might well have been our most important award ever, Boeing recently selected B/E Aerospace as its exclusive manufacturer of modular lavatory systems for the Boeing 737 NG family of airplanes, as well as the 737 MAX.  The estimated value of the award is in excess of $800 million, exclusive of retrofit orders, which are expected to be substantial.  With this award the value of Supplier Furnished Equipment (SFE) programs, which the Company has won, now totals approximately $4.4 billion.”

“Based on our record backlog, both booked and awarded but unbooked, of almost $7.9 billion, our expectation for continued growth in global passenger travel, and attendant increases in capacity, and our expectation of significantly higher levels of wide-body aircraft deliveries, we are confirming our recently raised 2012 earnings guidance of $2.75 per diluted share, representing an increase of approximately 23 percent as compared to 2011,” concluded Mr. Khoury.

Adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted net earnings per diluted share, free cash flow and free cash flow conversion ratio are presented in this press release exclusive of acquisition, integration, transition and debt prepayment costs; these are non-GAAP financial measures.  For more information see “Reconciliation of Non-GAAP Financial Measures.”

FOURTH QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Three Months Ended December 31,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$350.1	$280.8	24.7%
Consumables management	234.1	200.6	16.7%
Business jet	70.5	60.4	16.7%
Total	$654.7	$541.8	20.8%

OPERATING EARNINGS
Three Months Ended December 31,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$58.2	$39.6	47.0%
Consumables management	42.6	37.7	13.0%
Business jet	8.3	4.5	84.4%
Total	$109.1	$81.8	33.4%

Fourth quarter 2011 commercial aircraft segment (CAS) adjusted operating earnings of $59.0 million increased 32.9 percent as compared with the prior year period.  Adjusted operating margin of 16.9 percent expanded 110 basis points as compared with the prior year period, due to an improved revenue mix and ongoing operational efficiency initiatives.

Fourth quarter 2011 consumables management segment (CMS) adjusted operating earnings of $47.1 million increased 11.9 percent as compared with the prior year period.  Adjusted operating margin was 20.1 percent and reflects the acquisitions of Satair and LaSalle, which have lower operating margins than the legacy CMS business.   Adjusted organic operating margin for the fourth quarter of 2011 was approximately 20.8 percent.

Fourth quarter 2011 business jet segment operating earnings of $8.3 million increased $3.8 million, or 84.4 percent, as compared with the prior year period, and operating margin of 11.8 percent expanded by 430 basis points, reflecting both the increase in revenues and an improved mix of revenues.

FULL YEAR CONSOLIDATED RESULTS

For the year ended December 31, 2011, revenues of $2.5 billion increased 26.0 percent as compared with the prior year.  Organic revenue growth, excluding acquisitions, was approximately 16.5 percent.

For the year ended December 31, 2011, operating earnings of $428.0 million increased 35.4 percent as compared with the prior year.  Operating margin in the current period of 17.1 percent expanded 120 basis points as compared with 2010.  2011 adjusted operating earnings were $433.3 million and adjusted operating margin of 17.3 percent expanded by 90 basis points as compared with 2010.

For the year ended December 31, 2011, net earnings were $227.8 million, or $2.24 per diluted share, increases of 59.0 percent and 57.7 percent, respectively, as compared with 2010.  2011 adjusted net earnings were $231.5 million, or $2.27 per diluted share, reflecting an adjusted earnings per diluted share growth rate of 44.6 percent compared to 2010 full year results similarly adjusted.

FULL YEAR SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Year Ended December 31,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$1,302.0	$997.5	30.5%
Consumables management	943.5	772.9	22.1%
Business jet	254.3	213.8	18.9%
Total	$2,499.8	$1,984.2	26.0%

OPERATING EARNINGS
Year Ended December 31,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$216.0	$148.7	45.3%
Consumables management	183.1	153.2	19.5%
Business jet	28.9	14.1	105.0%
Total	$428.0	$316.0	35.4%

For the year ended December 31, 2011, CAS adjusted operating earnings were $216.8 million, an increase of 41.2 percent as compared with 2010.  2011 adjusted operating margin of 16.7 percent expanded 130 basis points as compared with 2010, primarily due to an improved revenue mix and ongoing operational efficiency initiatives.

For the year ended December 31, 2011, CMS adjusted operating earnings were $187.6 million (19.9 percent operating margin), an increase of 19.0 percent as compared with 2010.  Adjusted organic operating margin, excluding acquisitions, was approximately 20.8 percent, up 30 basis points as compared with the prior year period.  Organic revenue growth, excluding acquisitions, was approximately 9.3 percent and excluding both acquisitions and sales to military and business jet customers, revenue growth was approximately 14.6 percent.

For the year ended December 31, 2011, business jet segment operating earnings of $28.9 million increased $14.8 million, or 105.0 percent, as compared with the prior year period and operating margin of 11.4 percent expanded by 480 basis points, reflecting both the increase in revenues and an improved mix of revenues.

LIQUIDITY AND BALANCE SHEET METRICS

Fourth quarter 2011 free cash flow of $62.4 million represents a free cash flow conversion ratio of 109 percent.  For the year ended December 31, 2011, free cash flow of $240.9 million represents a free cash flow conversion ratio of 106 percent.  As of December 31, 2011, cash was $303.5 million, net debt, which represents total debt of $1.245 billion less cash, was $942 million and the Company’s net debt-to-net capital ratio was 33.4 percent.  As of December 31, 2011, the Company had no borrowings outstanding on its $750 million revolving credit facility and has no debt maturities until July 2018.

The Company’s proforma net debt-to-net capital ratio, as of December 31, 2011, taking into account the acquisition of UFC, is approximately 41.7 percent.

BOOKINGS/BACKLOG

During the fourth quarter, the Company was awarded one of the most important new business programs in its history when Boeing selected B/E Aerospace as its exclusive manufacturer of modular lavatory systems for Boeing 737 airplanes.  The award is initially valued in excess of $800 million, exclusive of retrofit orders, which are expected to be substantial.  This innovative supplier furnished equipment (SFE) system will become standard equipment on the Boeing 737 NG family of airplanes, as well as the 737 MAX.  B/E’s proprietary lavatory systems create the opportunity to add up to six incremental passenger seats on each new 737 airplane and integrate a number of B/E Aerospace innovative products including the B/E Aerospace technologically advanced Aircraft Ecosystems® vacuum toilet, long-life B/E Aerospace LED lighting and B/E Aerospace tamper proof, state-of-the-art lavatory oxygen system.  The Company expects to begin delivering its modular lavatory systems for Delta Airlines’ new-buy 737s in the third quarter of 2013, and for deliveries to ramp up thereafter in an orderly fashion.  The Company will substantially accelerate its investments in its modular lavatory program and on the related waste water system programs in order to be in a position to produce significant quantities of lavatory systems by the end of 2012.  In addition, the Company is also stepping up its capital spending to support certain other SFE programs.  As a result of increased capital spending for plant, machinery, equipment, and tooling, as well as inventory build to support these programs, the Company recently adjusted its free cash flow conversion ratio guidance for 2012 to approximately 80 to 85 percent of net earnings.

Bookings during the fourth quarter of 2011, exclusive of SFE program awards, were approximately $665 million, reflecting a book-to-bill ratio of 1 to 1.  Total bookings, including both booked and awarded but unbooked, drove total backlog to a record $7.9 billion, an increase in excess of 35 percent as compared with December 31, 2010.  Total 2011 bookings of $2.9 billion were a record and increased in excess of 30 percent as compared to 2010 bookings.  Booked backlog at the end of the quarter was approximately $3.5 billion, an increase of approximately 15 percent as compared with the Company’s December 31, 2010 backlog and SFE backlog increased to approximately $4.4 billion, an increase in excess of 60 percent as compared to year end 2010.

RECENT ACQUISITIONS

On January 30, 2012, the Company acquired UFC Aerospace Corp. (UFC), an innovative provider of complex supply chain management and inventory logistics solutions. The acquisition of UFC substantially expands the Company’s capability to offer creative and differentiated supply chain solutions, value-added inventory logistics services such as 3PL and 4PL programs, and customized kitting solutions, as well as further expanding its broad consumables product offering.  This acquisition supports the Company’s commitment to provide the best and broadest portfolio of aerospace consumables products and services to its customers.  In addition, during the fourth quarter of 2011, the Company completed two small bolt-on acquisitions to bolster key technological resources for an aggregate purchase price of approximately $39 million.

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury stated, “Based on our record backlog, both booked and awarded but unbooked, of approximately $7.9 billion, our expectation for continued growth in global passenger travel and attendant increases in capacity, and our expectation of significantly higher levels of wide-body aircraft deliveries, we expect full-year 2012 earnings of approximately $2.75 per diluted share, representing earnings per share growth of approximately 23 percent (27 percent on a comparable tax rate basis).  Looking further ahead we are optimistic due to our record backlog, the expected robust wide-body delivery outlook, the robust aircraft replacement cycle, emerging market demand growth and continued global growth in passenger travel.”

The Company’s 2012 financial guidance is as follows:

•
The Company expects continued strong orders in 2012 driven by the robust wide-body aircraft delivery outlook and solid aftermarket demand for retrofit, refurbishment and spares.  In addition, the Company expects continued growth in consumables demand driven primarily by the expected continuing growth in global passenger traffic and capacity.

•	2012 revenues are expected to be approximately $2.95 billion or approximately 18 percent higher than 2011 revenues.

•	The Company expects full-year 2012 earnings of approximately $2.75 per diluted share, representing an increase of approximately 23 percent (27 percent on a comparable tax rate basis).

•
2012 free cash flow conversion ratio is expected to be approximately 80 to 85 percent of net earnings.  Free cash flow is expected to be weaker in the first quarter of 2012 and significantly stronger in each of the second, third and fourth quarters.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, the Company does not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The Company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEAR ENDED
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Revenues	$654.7	$541.8	$2,499.8	$1,984.2
Cost of sales	412.2	347.3	1,563.5	1,263.7
Selling, general and administrative	88.1	81.1	349.7	291.7
Research, development and engineering	45.3	31.6	158.6	112.8

Operating earnings	109.1	81.8	428.0	316.0

Operating earnings, as a percentage of revenues	16.7%	15.1%	17.1%	15.9%

Interest expense	26.6	30.0	105.0	92.2
Debt prepayment costs	-	9.9	-	12.4

Earnings before income taxes	82.5	41.9	323.0	211.4

Income taxes	25.2	10.7	95.2	68.1

Net earnings	$57.3	$31.2	$227.8	$143.3

Net earnings per common share:

Basic	$0.57	$0.31	$2.25	$1.44
Diluted	$0.56	$0.31	$2.24	$1.42

Weighted average common shares:

Basic	101.4	100.1	101.1	99.7
Diluted	102.3	101.4	101.9	100.9

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	December 31,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$303.5	$78.7
Accounts receivable	333.2	285.4
Inventories	1,480.4	1,372.0
Deferred income taxes	39.6	36.0
Other current assets	30.6	37.4
Total current assets	2,187.3	1,809.5
Long-term assets	1,652.4	1,608.5
	$3,839.7	$3,418.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$580.0	$453.9
Total long-term liabilities	1,384.7	1,360.1
Total stockholders' equity	1,875.0	1,604.0
	$3,839.7	$3,418.0

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	YEAR ENDED
	December 31,	December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$227.8	$143.3
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	62.1	52.4
Deferred income taxes	58.4	45.3
Non-cash compensation	26.0	30.6
Write-off of debt issuance costs	-	12.4
Provision for doubtful accounts	1.9	3.0
Loss on disposal of property and equipment	1.1	6.1
Tax benefits realized from prior exercises of employee stock options	(30.8)	(10.4)
Changes in operating assets and liabilities:
Accounts receivable	(49.4)	(34.2)
Inventories	(116.3)	(35.7)
Other current assets and other assets	12.5	0.7
Accounts payable and accrued liabilities	123.6	82.3
Net cash flows provided by operating activities	316.9	295.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(76.0)	(68.9)
Acquisitions, net of cash acquired	(60.4)	(470.8)
Proceeds from sales of businesses	19.2	-
Other	(0.5)	(0.4)
Net cash flows used in investing activities	(117.7)	(540.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	4.0	3.3
Purchase of treasury stock	(6.0)	(6.7)
Tax benefits realized from prior exercises of employee stock options	30.8	10.4
Borrowings on line of credit	30.0	358.9
Repayments on line of credit	(30.0)	(358.9)
Proceeds from long-term debt	-	644.4
Credit facility and prepayment costs	-	(26.6)
Principal payments on long-term debt	(0.5)	(418.9)
Net cash flows provided by financing activities	28.3	205.9

Effect of foreign exchange rate changes on cash and cash equivalents	(2.7)	(3.0)

Net increase (decrease) in cash and cash equivalents	224.8	(41.4)
Cash and cash equivalents, beginning of period	78.7	120.1
Cash and cash equivalents, end of period	$303.5	$78.7

BE AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “adjusted operating earnings,” “adjusted operating margin,” “adjusted net earnings,” “adjusted net earnings per diluted share,” “free cash flow” and “free cash flow conversion ratio” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (Exchange Act).

We define “adjusted net earnings” as net earnings as reported under GAAP before acquisition, integration, transition and debt repayment costs.  We define “adjusted earnings per share” as earnings per share before acquisition, integration, transition and debt prepayment costs.

We define “adjusted operating earnings” as operating earnings as reported under GAAP before acquisition, integration, transition and debt prepayment costs. “Adjusted operating margin” is adjusted operating earnings reflected as a percentage of revenue for the relevant period on a consolidated or segment basis.

We use adjusted net earnings, adjusted earnings per share, adjusted operating earnings and adjusted operating margin to evaluate and assess the operational strength and performance of our business and of particular segments of our business. We believe these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the acquisition, integration, and transition costs associated with recent acquisitions, and the impact of debt prepayment costs. These financial measures should not be viewed as a substitute for, or superior to, net earnings, in the case of adjusted net earnings, or operating earnings, in the case of adjusted operating earnings, the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings.  The Company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile adjusted net earnings, adjusted operating earnings, and free cash flow to the most directly comparable GAAP financial measures:

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS
(In Millions, Except Per Share Data)
	Three	Three
	Months Ended	Months Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Net earnings, as reported	$57.3	$31.2	$227.8	$143.3
Acquisition, integration and transition costs	5.3	9.2	5.3	9.2
Debt prepayment costs	-	9.9	-	12.4
Adjustments to income taxes *	(1.6)	(7.4)	(1.6)	(6.9)
Adjusted net earnings	61.0	42.9	231.5	158.0
Adjusted net earnings per common share	$0.60	$0.42	$2.27	$1.57

Diluted weighted average common shares	102.3	101.4	101.9	100.9

* Adjustments to income taxes on acquisition, integration and transition costs and debt prepayment costs
  (tax rate of 30.5% 4th quarter 2011 and 29.5% for 2011, and 29.6% 4th quarter 2010 and 32.2% for 2010)

RECONCILIATION OF OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three	Three
	Months Ended	Months Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Operating earnings	$109.1	$81.8	$428.0	$316.0
Acquisition, integration and transition costs	5.3	9.2	5.3	9.2
Adjusted operating earnings	$114.4	$91.0	$433.3	$325.2

RECONCILIATION OF COMMERCIAL AIRCRAFT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three	Three
	Months Ended	Months Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Operating earnings	$58.2	$39.6	$216.0	$148.7
Acquisition, integration and transition costs	0.8	4.8	0.8	4.8
Adjusted operating earnings	$59.0	$44.4	$216.8	$153.5

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three	Three
	Months Ended	Months Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Operating earnings	$42.6	$37.7	$183.1	$153.2
Acquisition, integration and transition costs	4.5	4.4	4.5	4.4
Adjusted operating earnings	$47.1	$42.1	$187.6	$157.6

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

	Three
	Months Ended	Year Ended
	December 31,	December 31,
	2011	2011

Net cash flow provided by operating activities	$92.9	$316.9
Capital expenditures	(30.5)	(76.0)
Free cash flow	$62.4	$240.9

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